Exhibit 99.1

CR-05-28
THE GEO GROUP, INC. ANNOUNCES CLOSING OF
ACQUISITION OF CORRECTIONAL SERVICES
CORPORATION; DIVESTS JUVENILE SERVICES DIVISION
Boca Raton, Fla. – November 7, 2005 — The GEO Group, Inc. (NYSE:GGI) (“GEO”), a world leader in the delivery of correctional and mental health services, announced today the successful completion of its previously announced acquisition of Sarasota-based Correctional Services Corporation (NASDAQ:CSCQ) (“CSC”), a leading developer and manager of privatized correctional and detention facilities, for approximately $62 million, or $6.00 per common share. GEO also assumed $124 million of CSC non-recourse debt. GEO’s acquisition of CSC will add 16 adult male facilities located in six states, totaling approximately 8,000 beds, to GEO’s operations, representing local, state and federal clients, including the Bureau of Immigration and Customs Enforcement and the United States Marshals Service. Post-closing of the CSC acquisition, GEO will have contracts and awards to manage 58 facilities with a total design capacity of approximately 48,000 beds, increasing GEO’s correctional bed market share from 22 percent to 28 percent.
Acquisition Financing
GEO financed the acquisition of CSC through the use of term loan borrowings under its amended senior secured credit facility, consisting of a $75 million, 6-year term loan bearing interest at LIBOR plus 2.00%, and a $100 million, 5-year revolving credit facility bearing interest at LIBOR plus 2.00%. The senior secured credit facility was underwritten by BNP Paribas.
Divestiture of CSC’s Juvenile Services Division
In addition, GEO announced today the closing of the previously announced sale of CSC’s juvenile services business to James F. Slattery, the former Chief Executive Officer of CSC, for $3.75 million. The transaction was structured as a sale of the stock of CSC’s youth services subsidiary, Youth Service International, Inc. (“YSI”), to a newly formed company owned by Mr. Slattery (the “Buyer”). Under the terms of the transaction, the Buyer will be responsible for substantially all of the pre- and post-closing liabilities related to CSC’s juvenile business. In addition, GEO retained ownership of a 26-acre property in Newport News, Virginia, which previously housed one of YSI’s former juvenile facilities.
Update on Alexander Case
On October 21, 2005, CSC announced that along with its liability insurers, CSC entered into a comprehensive agreement to settle all claims and lawsuits that had arisen out of the death of Bryan Dale Alexander (the “Settlement Agreement”). The settlement was contingent upon, and subject to, the closing of the acquisition of CSC by GEO.
- More -

Contact:	Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

N E W S   R E L E A S E
The Settlement Agreement encompasses and resolves all of the claims and lawsuits that have been or could have been asserted against CSC, Knyvett Reyes, Tarrant County, Texas and certain of the judges of Tarrant County, Texas by the estate and parents of Mr. Alexander, as well as the insurance coverage dispute between CSC and its liability insurers, Northland Insurance Company and National Union Fire Insurance Company of Pittsburgh, Pennsylvania, pertaining to such claims. The Settlement Agreement also resolves a pending claim for indemnification that had been asserted against CSC by certain of the judges who had been named as defendants in the lawsuit brought against them by Mr. Alexander’s estate and parents.
The monetary terms of the Settlement Agreement are confidential; however, pursuant to the terms of the Settlement Agreement, upon closing of the acquisition of CSC by GEO, CSC is obligated to contribute approximately $2.7 million to the settlement.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “We are very pleased to have successfully completed our acquisition of Correctional Services Corporation as well as the sale of CSC’s juvenile services division. These two simultaneous transactions will allow GEO to focus on integrating CSC’s adult operations into our existing regional operating structure on a cost-efficient basis. We believe that this acquisition is an excellent strategic fit for our company, one that will have a positive impact on our financial performance as well as broaden our existing client base. We expect to fully integrate CSC’s operations by year-end 2005.”
Financial and Legal Advisors
Lehman Brothers acted as GEO’s financial advisor on the acquisition of CSC and provided the GEO board of directors with a fairness opinion. Akerman Senterfitt served as GEO’s legal advisor. Capitalink acted as GEO’s financial advisor on the sale of CSC’s juvenile services division and provided a fairness opinion to the GEO board of directors.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and Canada with contracts and awards to manage 58 facilities with a total design capacity of approximately 48,000 beds.
- More -

Contact:	Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

N E W S   R E L E A S E
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
- End-

Contact:	Pablo E. Paez	1-866-301-4436
Director, Corporate Relations